Exhibit 99.1

Dear Stakeholders,

After 29 months of rebuilding Imageware by creating one unified identity platform that can be leveraged across many different verticals, we are finally driving new revenue. Recently, we won two large contracts in the law enforcement and federal sectors. Our success reflects the fact that our newest products are competitive in our target markets.  In this regard, already at the half year mark, we have more business booked than we have done annually for many years, and we are on target to reach the revenue milestone we have set for 2022.

In addition to the creation of our new products, we have managed to keep a very talented team in place, while decreasing operational costs, reducing liabilities, and eliminating needless overhead.

During the rebuilding of Imageware, we faced innumerable challenges; however, our team overcame a series of difficult hurdles faster than I have ever seen any team do throughout my career.  Further, we executed on the new strategy to finally find our place in the market.  Regardless of the reductions in expenses and recent wins, we have struggled to capitalize the company at the speed necessary to place the business on better financial footing.  This challenge was and continues to be exacerbated by the current macroeconomic environment.

Consolidation and roll ups in the identity sector have been active through 2021 and 2022.  We therefore believe that the best option for Imageware is to become a part of another business in the identity space hence, why we hired Imperial Capital in August of 2021.  We believe Imageware’s rebuilt business, along with our talented team, are attractive to the right acquirer or strategic partner.  In this regard, we have been working hard over the past year to find the best place for our technology and people, and to create the most value for our stakeholders.  This effort continues, and, although certainly no assurances can be given, we hope that our efforts will result in an outcome that will accomplish our short-term objectives.

While our efforts are focused on either closing a financing or a transaction, after extensive consideration, our Board has determined that it is in the best interest of its stakeholders to voluntarily terminate Imageware’s status as a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This action will eliminate the requirement for filing periodic and other reports under the Exchange Act.  A major reason for this decision is to substantially reduce the costs of remaining a reporting company under the Exchange Act, including accounting, auditing, and legal costs, so that these funds can be redeployed to increase our competitiveness in the market.

Even though we will be terminating our reporting obligations under the Exchange Act, we are still focused on an outcome that is positive for all our stakeholders.  And Imageware’s stock will continue to be quoted in the OTC Markets.

I appreciate the patience and support the stakeholders have provided to the management team.  Going forward we will provide our stakeholders with updates regarding our progress through press releases and occasional calls as time permits. I am hoping to be able to provide a meaningful update soon.

Kristin Taylor

Chair, President & CEO

Imageware Systems, Inc.